Kaman Corporation Bloomfield, CT 06002 (860) 243-7100	NEWS

KAMAN REPORTS FIRST QUARTER 2006 RESULTS

BLOOMFIELD, Connecticut (May 2, 2006) - Kaman Corp. (NASDAQ:KAMN) today reported financial results for the first quarter ended March 31, 2006.

Net earnings for the first quarter of 2006 were $5.9 million, or $0.24 per share diluted on the basis of 24.9 million diluted shares outstanding, compared to $4.7 million, or $0.21 per share diluted, based on 23.6 million diluted shares outstanding in the first quarter of 2005. The 2006 first quarter results include additional loss reserves needed to cover anticipated costs to complete the company’s SH-2G helicopter program for Australia and both deductible and non-deductible expenses for stock appreciation rights, partially offset by an adjustment to capitalize in-bound freight into inventory in the Industrial Distribution segment. The company paid a normal quarterly dividend at the rate of $0.125 per share. Net sales for the first quarter of 2006 were $296.6 million, compared to $263.3 million in the first quarter of 2005.

Paul R. Kuhn, chairman, president and chief executive officer, said, “For the first quarter of 2006, we have exceeded our expectations, generating sales and earnings results that reflect meaningful improvement over first quarter 2005 results. The progress we have been making in our Aerospace segment continued in the quarter, with the Aerostructures, Fuzing and Kamatics businesses all achieving sales growth over both the prior year first quarter and the fourth quarter of 2005. The Helicopters Division began to see new subcontract work come on line as it continued to focus primary attention on the complex task of completing our helicopter contract for Australia.” Please see the Report by Segment section of this release for further information concerning this program.

“For the Industrial Distribution segment,” Kuhn continued, “overall business conditions remained favorable and were actually more robust than we had expected as the U.S. industrial economy continued to grow. The segment continued to compete well in its markets, and generated record sales and earnings for the quarter. The Music segment, on the other hand, had a disappointing quarter. The first half of the year is traditionally softer than the second half for the music business as results are typically driven by the back-to-school and holiday spending seasons. This year, however, rising fuel costs and interest rates may also be affecting spending patterns within the 18 to 28 year-old age demographic that represents the current primary consumer base for our musical instruments and accessories.”

The company held its annual meeting of shareholders on April 18, 2006. At that meeting, shareholders elected Robert Alvine, E. Reeves Callaway III, and Karen M. Garrison to the Board for a three-year term. Mr. Callaway has served on the Board since 1995 while Mr. Alvine and Ms. Garrison were elected for the first time. Mr. Callaway is founder and chief executive officer of the Callaway Companies, Mr. Alvine is chairman and chief executive officer of i-Ten Management Corp and Ms. Garrison is retired president of Pitney-Bowes Business Services. Shareholders also ratified the company's appointment of KPMG LLP as the company's independent registered public accounting firm. Finally, although a shareholder proposal had been included in the company's proxy statement recommending that the Board consider a majority voting standard for the election of directors, the shareholder did not attend the meeting in accordance with proxy rules and therefore the proposal was not submitted to a shareholder vote.

“Kaman Reports First Quarter 2006 Results”
May 2, 2006

The Board is committed to first-class corporate governance practices, as it has demonstrated over the past several years. The company takes this popular shareholder proposal seriously and will continue to closely review and consider the practices adopted at other companies as well as the development of state laws to accommodate the suggested standard.

A summary of segment information follows:
Summary of Segment Information
(In millions)
	For the Three Months Ended

	March 31, 2006 (1)	April 1, 2005(1)

Net sales:
Aerospace	$73.6	$65.7
Industrial Distribution	170.6	156.0
Music	52.4	41.6
	296.6	263.3

Operating income:
Aerospace	10.0	7.6
Industrial Distribution	10.8	8.5
Music	1.3	2.6
Corporate expense (2)	(10.4)	(9.5)

Operating income	11.7	9.2
Interest expense, net	(1.3)	(.7)
Other expense, net	(.3)	(.3)

Earnings before income taxes	$10.1	$8.2

(1) The company has a calendar year-end; however, its first three fiscal quarters follow a 13-week convention, with each quarter ending on a Friday. The first quarters of 2006 and 2005 ended on March 31, 2006 and April 1, 2005 respectively.

(2) “Corporate expense” increased for the quarter ended March 31, 2006 compared to the first quarter of 2005, as shown below:

	For the Three Months Ended
	March 31, 2006	April 1, 2005
Corporate expense before breakout items	$(6.9)	$(6.6)

Breakout items:
Stock appreciation rights	(1.3)	-
Pension expense	(.7)	(1.4)
Supplemental employees’ retirement plan	(1.3)	(.7)
Moosup expenses	(.2)	(.8)

Corporate expense - total	$(10.4)	$(9.5)

-more-

“Kaman Reports First Quarter 2006 Results”
May 2, 2006

REPORT BY SEGMENT

Aerospace Segment

The Aerospace segment generated a 2006 first quarter operating income of $10.0 million, compared to $7.6 million a year ago. The 2006 first quarter results include the impact of an additional $2.5 million pretax charge for the SH-2G(A) helicopter program for Australia and $0.9 million in pretax idle facility costs. First quarter 2005 results include $0.7 million in idle facility costs. Segment sales for the first quarter of 2006 were $73.6 million compared to $65.7 million a year ago.

Mr. Kuhn commented, “The improved results for the Aerospace segment reflect the benefit of the realignment undertaken in 2004, and the more competitive cost structure that resulted from this action. Business conditions have improved substantially over the year ago period, and we are bringing on new work that should help build the business base. All of this is helping the company build its Aerospace segment operating margins toward the mid-teens range that we believe is possible once we have all parts of the segment working optimally. While we still have considerable work ahead of us to resolve issues such as the Australia SH-2G program, our lawsuit against The University of Arizona, and the ramp-up of production on the new Joint Programmable Fuze (JPF) product, the overall tone of the market is positive.”

Aerostructures Division:
The Aerostructures Division had net sales of $16.9 million in the first quarter of 2006, compared to $12.9 million the previous year.

The Aerostructures Division produces subcontract assemblies and detail parts for commercial and military aircraft programs, including several models of Boeing commercial airliners, the C-17 military transport (on contract through mid-2007, and which remained the division’s largest program for the quarter), the Sikorsky BLACK HAWK helicopter and several other programs. Operations involving the use of metals are conducted principally at the company’s Jacksonville, Florida facility, while operations involving composite materials are conducted principally at the company’s Wichita, Kansas facility.

At the Jacksonville facility, the company continued to ramp up production of cockpits for the Sikorsky BLACK HAWK helicopter. The contract, awarded in the third quarter of 2004, currently covers 90 cockpits for production through 2006, and has a value of $29.4 million. Delivery of cockpits to Sikorsky began in April 2005, and is on schedule. Twelve cockpits were delivered in the first quarter of 2006, bringing total deliveries to 28 as of March 31, 2006. Follow-on options, if fully exercised, could bring the total value to Kaman to approximately $100.0 million or more, depending upon the models that are ultimately ordered, and could include the fabrication of up to a total of 349 cockpits.

“Kaman Reports First Quarter 2006 Results”
May 2, 2006

As previously reported, the company’s Plastic Fabricating Company (PlasticFab) in Wichita received a $20.5 million multi-year contract from the Shenyang Aircraft Corporation of Shenyang, China in January 2006. PlasticFab will manufacture composite and metal panels for the vertical fin leading edge, which will be part of the Shenyang Aircraft Corporation supplied vertical fin on the new Boeing 787 Dreamliner. Initial deliveries are scheduled to begin in the third quarter of 2006. Also in January 2006, PlasticFab received a $6.7 million award from Sikorsky Aircraft Corporation to manufacture and assemble composite tail rotor pylons for its MH-92 helicopters, which will be operated by the Canadian Maritime Defence Forces as CH-148 Cyclones. Initial deliveries of developmental test units for this program are also expected to begin in the third quarter of 2006. On April 1, 2006, Spirit AeroSystems awarded PlasticFab a multi-year contract for production of the composite flight deck floor for the Boeing 787 Dreamliner that is expected to reach approximately $15 million.

Fuzing Division:
The Fuzing Division had net sales in the 2006 first quarter of $18.2 million, compared to $12.8 million a year ago.

The division manufactures safe, arm and fuzing devices for major missile programs at its facility in Middletown, Connecticut, and for major bomb programs, including the Joint Programmable Fuze, at its facilities in Orlando, Florida. In addition, the company manufactures precision measuring and mass memory systems for a range of military and commercial applications at the Middletown facility. Principal customers for the division include the U. S. military, General Dynamics, Raytheon, Lockheed Martin and Boeing.

Although the division has experienced and is working to resolve certain issues related to the manufacturing process and the supply chain on the JPF program, we were able to successfully deliver a significant amount of product during the first quarter of 2006. The original contract has a potential value of $168.7 million if all options for future years’ production are exercised. In March 2006, the Air Force released production for Option 3 with a value of $19.3 million. Production is scheduled to begin in late 2006. In April 2006, the government signed an $8.6 million contract with the division for a Phase 2 facilitization project that, among other things, will result in increased production efficiencies and a second site JPF production line at the Middletown facility. These two new agreements bring the total program value from inception to date to $67.0 million. The division has also received four small orders from foreign militaries. While results during the early part of the program have been disappointing, management is confident that the improvements that have, and are, being made will result in the JPF developing into an attractive program for the company as operating efficiencies improve, deliveries to the U.S. military increase, and as further orders are received from foreign militaries.

During the quarter, the division also continued to work toward resolution of two previously reported fuzing product warranty issues at Dayron that affect the FMU-143 program. It is currently expected that the work to satisfy the impacted customers will be completed in 2006. Another Dayron program involving the FMU-139 fuze has been delayed for over a year while our customer works out its technical issues with its customer, the U.S. Government. Management expects that this issue will be resolved in 2006 with deliveries starting on this program during the year and extending into 2008.

“Kaman Reports First Quarter 2006 Results”
May 2, 2006

Helicopters Division:
The Helicopters Division had net sales of $11.5 million in the first quarter of 2006, compared to $15.2 million in the 2005 period. Operations are conducted primarily from the Bloomfield, Connecticut facilities. The first quarter of 2005 included $3.6 million from the sale of a K-MAX.

The division supports and markets its Kaman SH-2G maritime helicopters operating with foreign militaries, and K-MAX “aerial truck” helicopters operating with government and commercial customers in several countries. The division also markets its helicopter engineering expertise and performs subcontract programs for other manufacturers.

SH-2G helicopters are operating with the governments of Egypt, New Zealand, and Poland. As previously reported, the division is currently performing a standard depot level maintenance program for aircraft in operation with the government of Egypt. Work on the first two of nine aircraft has been completed, and work on the third aircraft is now underway at the Bloomfield facility under a $5.3 million contract that includes an as yet unexercised option covering the fourth aircraft. Contract modifications have been signed providing $1.5 million in additional funds for the program.

Northrop Grumman and Computer Sciences Corporation continued to make progress toward the completion of the Integrated Tactical Avionics System (ITAS) software integration for the SH-2G(A) helicopter program for Australia. Software testing procedures began in August 2005 in preparation for final quality acceptance. As previously reported, this is a complex task that has required additions to the contract loss reserve, including a $2.5 million charge taken in the first quarter of 2006.

During the first quarter, the Royal Australian Navy encountered an anomalous flight condition on one of its training aircraft that it attributed to the ship’s airspeed sensor. As a result, the Australian Navy’s Operational Airworthiness Authority has suspended routine flying operations pending resolution and has indicated that the final acceptance of the aircraft will not occur until this issue is resolved. While this issue is being resolved and final testing of the ITAS software is being completed, final acceptance procedures are moving forward with delivery of the first fully operational aircraft to follow the conclusion of the final acceptance process. Delivery of the first fully operational aircraft complete with the ITAS software is currently targeted for the third quarter of 2006.

During the quarter, work also continued on a $6.4 million contract that was received from Sikorsky Aircraft Corp in 2005 to assemble mechanical subassemblies for various models of Sikorsky helicopters, including the UH-60 BLACK HAWK and S-76. This work is being performed at the Bloomfield facility. Additional work is also being discussed with this important customer.

“Kaman Reports First Quarter 2006 Results”
May 2, 2006

Kamatics Subsidiary:
Kamatics (including RWG, the company’s German aircraft bearing manufacturing arm) generated record net sales of $26.2 million in the first quarter of 2006, compared to $23.0 million in the 2005 period. Operations are conducted at company facilities in Bloomfield, Connecticut and Dachsbach, Germany.

Kamatics’ proprietary self-lubricating bearings are currently in use in almost all military and commercial aircraft produced in North and South America and Europe, and are market-leading products for applications requiring highly sophisticated engineering and specialization in the airframe bearing market. Orders, shipments and backlogs were all at record levels for the quarter, with Boeing, Airbus, the militaries and several other customers all increasingly active during the quarter. The company is in the process of adding capacity at the Bloomfield facility to accommodate this growth.

Other Aerospace Matters:
The jury trial for the company's suit against the University of Arizona began in Arizona state court on April 11, 2006. The company believes that the Electro-Optics Development Center (EODC) of its Kaman Aerospace subsidiary has suffered damages of approximately $6 million as a result of work it performed beyond the scope of a $12.8 million contract with the University and which the University refused to address under the changes clause in the contract. During trial, the court has currently limited the company's presentation of damages to approximately $3.0 million.The company believes that these rulings are incorrect and has preserved its right to appeal following trial. The University has filed a counterclaim in the suit and through pre-litigation disclosure, the current counter-claim amount appears to be approximately $13.8 million, representing the alleged cost to the University to complete EODC's part of the project. The company believes that the University is not entitled to damages due to the University's breach of the contract. Management currently estimates that the trial may continue through the end of May 2006.

Management continued its discussions with the U.S. Naval Air Systems Command (NAVAIR) and the General Services Administration toward arriving at an agreement for the company’s purchase of that portion of the Bloomfield complex that it currently leases from NAVAIR. The company has submitted an offer to NAVAIR and the General Services Administration detailing its proposal, which includes, as consideration for such purchase, the company undertaking certain environmental remediation activities.

The company also continues to work with government and environmental authorities to prepare the closed Moosup, Connecticut facility for eventual sale, and is cooperating with such authorities in connection with a reclassification of groundwater in the vicinity of the facility.

“Kaman Reports First Quarter 2006 Results”
May 2, 2006

Industrial Distribution Segment

The Industrial Distribution segment had a very strong quarter. Net sales in the first quarter of 2006 were a record $170.6 million, compared to $156.0 million in the 2005 period. The growth was entirely organic with no acquisitions in the comparative statistics for 2006 and 2005. The growth in segment sales drove record operating income of $10.8 million in the first quarter of 2006, compared to $8.5 million in the 2005 period. During the quarter, it was determined that in-bound freight costs were not being included in inventory consistent with our other businesses. This resulted in an adjustment that increased the first quarter 2006 earnings by $1.6 million.

Mr. Kuhn said, “The industrial distribution segment achieved organic growth that surpassed the increase in overall industrial production both nationally and regionally. Good competitive results and a customer mix involving industries that did particularly well in the period contributed to this performance. Regionally, the East rebounded from previous weakness with sales to both MRO and OEM customers coming in strongly, buoyed by good OEM export conditions. The West region continued to show strength in chemicals, mining, cement, building materials, infrastructure projects and the high tech industries. Food processing was also strong. While we believe conditions will remain favorable for our U.S. industrial customer base through the remainder of the year, we are keeping watch on interest rates and the national housing market.”

Kaman is the third largest North American industrial distributor serving the bearings, electrical/mechanical power transmission, fluid power, motion control and materials handling markets. The segment offers almost two million items, as well as value-added services, to a base of more than 50,000 customers spanning nearly every sector of industry. Segment operations are headquartered in Windsor, Connecticut and conducted from approximately 200 locations in the U.S., Canada and Mexico. In 2006, the company has opened new locations to expand its customer service footprint, including Austin, Texas; Greenville, South Carolina; LaGrange, Georgia; and Topeka, Kansas.

Music Segment

The Music segment had net sales for the 2006 first quarter of $52.4 million, including $12.2 million from the August 2005 acquisition of Musicorp, compared to $41.6 million a year ago. First quarter operating income was $1.3 million for 2006, compared to $2.6 million for the first quarter of 2005. Music segment operations are headquartered in Bloomfield, Connecticut and conducted from manufacturing plants in New Hartford, Connecticut and Scottsdale, Arizona, and from strategically placed warehouse facilities and offices that cover the North American market.

Kuhn said, “Sales were slow in the first quarter as many of our customers worked off inventories following mixed results for the 2005 holiday sales season. Additionally, it is likely that disposable income and consumer spending is being negatively impacted by higher interest rates and higher gasoline, heating oil and electricity costs. We believe that orders will improve in the months ahead as newly introduced products begin to arrive from our suppliers.

“Kaman Reports First Quarter 2006 Results”
May 2, 2006

“An important industry trend of the past several years has been consolidation in the retail market with growth in very large retail chains. Kaman has strong working relationships with this customer base as well as the mid and smaller sized retailers. In an effort to strengthen our company and better serve all our customers the company has, over the past several years, added popular premier products lines that are exclusive to Kaman, created and enhanced our distribution and computerized business systems, and further improved our presence in the market through strategic acquisitions, such as the purchase of Musicorp in August 2005.”

During the first quarter, the integration of the Musicorp acquisition continued with the closure of Musicorp’s Charleston, South Carolina and Reno, Nevada warehouses and the consolidation of their inventories into other Musicorp and Kaman warehouses. The task of merging Musicorp’s information system into the Kaman system is expected to be completed in the second quarter of 2006. Other integration processes will continue throughout 2006.

During the quarter, Kaman Music was named “Company of the Year” by the industry journal, Music Trades, which cited the effective integration of acquired companies into the Kaman Music family as a principal reason for their selection. Kaman is the largest independent distributor of musical instruments and accessories in the United States, offering more than 20,000 products for amateurs and professionals.

Concluding Statement:
Mr. Kuhn concluded, “With the few exceptions noted, the good business conditions that prevailed in our markets in 2005 carried over into the first quarter of 2006. The U.S. industrial economy appears to be in good shape to remain positive at least through the end of 2006, and the market for our subcontract aerostructures products and Kamatics airframe bearings and components is strong. We believe that, barring any severe external shock to the economy or other unforeseen circumstance, Kaman Corporation will continue on a path of meaningful earnings improvement for 2006.

A conference call has been scheduled for tomorrow, May 3, 2006 at 10:00 AM EDT. Listeners may access the call live over the Internet through a link on the home page of the company’s website at http://www.kaman.com. In its discussion, management will include certain non-GAAP measures related to company performance. A reconciliation of this information will be provided in the exhibits to the conference call and will be available through the Internet link provided above.

“Kaman Reports First Quarter 2006 Results”
May 2, 2006

Forward-Looking Statements
This release may contain forward-looking information relating to the company's business and prospects, including the Aerospace, Industrial Distribution and Music businesses, operating cash flow, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Those uncertainties include, but are not limited to: 1) the successful conclusion of competitions for government programs and thereafter contract negotiations with government authorities, both foreign and domestic; 2) political conditions in countries where the company does or intends to do business; 3) standard government contract provisions permitting renegotiation of terms and termination for the convenience of the government; 4) domestic and foreign economic and competitive conditions in markets served by the company, particularly defense, commercial aviation, industrial production and consumer market for music products; 5) satisfactory completion of the Australian SH-2G(A)program, including but not limited to successful completion and integration of the full ITAS software; 6) receipt and successful execution of production orders for the JPF U.S. government contract including the exercise of all contract options and receipt of orders from foreign militaries, as both have been assumed in connection with goodwill impairment evaluations; 7) a satisfactory result in the EODC/University of Arizona litigation; 8) satisfactory resolution of i)warranty issues and the DCIS investigation related to the FMU-143 program and ii) supplier-related issues hindering the FMU-139 program, at Dayron; 9) achievement of enhanced business base in the Aerospace segment in order to better absorb overhead and general and administrative expenses; 10) satisfactory results of negotiations with NAVAIR concerning purchase of the company's leased facility in Bloomfield, Connecticut; 11) continued support of the existing K-MAX helicopter fleet, including sale of existing K-MAX spare parts inventory and in 2007, availability of a redesigned clutch assembly system; 12) cost growth in connection with environmental remediation activities at the Moosup facility and such potential activities at the Bloomfield facility; 13) profitable integration of acquired businesses into the company's operations; 14) changes in supplier sales or vendor incentive policies; 15) the effect of price increases or decreases; 16) pension plan assumptions and future contributions; 17) continued availability of raw materials in adequate supplies; 18) the effects of currency exchange rates and foreign competition on future operations; 19) changes in laws and regulations, taxes, interest rates, inflation rates, general business conditions and other factors; and 20) other risks and uncertainties set forth in the company's annual, quarterly and current reports, and proxy statements. Any forward-looking information provided in this release should be considered with these factors in mind. The company assumes no obligation to update any forward-looking statements contained in this release.

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Contact: Russell H. Jones
SVP, Chief Investment Officer & Treasurer
(860) 243-6307
rhj-corp@kaman.com

“Kaman Reports First Quarter 2006 Results”
May 2, 2006

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands except per share amounts)

	For the Three Months Ended

	March 31, 2006	April 1, 2005

Net sales	$296,637	$263,306

Costs and expenses:
Cost of sales	215,292	192,411
Selling, general and
administrative expense	70,074	62,178
Net (gain) loss on sale of assets	(13)	4
Other operating income	(371)	(458)
Interest expense, net	1,258	712
Other expense, net	260	234
	286,500	255,081

Earnings before income taxes	10,137	8,225
Income tax expense	(4,217)	(3,520)

Net earnings	$5,920	$4,705

Net earnings per share:
Basic	$.25	$.21
Diluted	$.24	$.21

Average shares outstanding:
Basic	23,937	22,778
Diluted	24,946	23,649

Dividends declared per share	$.125	$.11

“Kaman Reports First Quarter 2006 Results”
May 2, 2006

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$13,709	$12,998
Accounts receivable, net	189,954	176,285
Inventories	225,792	220,714
Deferred income taxes	30,465	31,652
Other current assets	18,319	17,159
Total current assets	478,239	458,808
Property, plant and equipment, net	50,621	51,592
Goodwill	54,815	54,693
Other intangible assets, net	19,754	19,836
Deferred income taxes	8,280	7,908
Other, net	5,743	5,660
	$617,452	$598,497
Liabilities and shareholders’ equity
Current liabilities:
Notes payable	$10,994	$915
Current portion of long-term debt	1,551	1,660
Accounts payable - trade	84,250	94,716
Accrued contract losses	16,728	19,950
Accrued restructuring costs	2,946	3,026
Other accrued liabilities	46,500	54,227
Advances on contracts	10,971	14,513
Other current liabilities	27,132	27,846
Income taxes payable	5,788	6,423
Total current liabilities	206,860	223,276
Long-term debt, excluding current portion	90,905	62,235
Other long-term liabilities	45,664	43,232
Shareholders’ equity	274,023	269,754
	$617,452	$598,497

“Kaman Reports First Quarter 2006 Results”
May 2, 2006
KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
	For the Three Months Ended

	March 31, 2006	April 1, 2005

Cash flows from operating activities:
Net earnings	$5,920	$4,705
Depreciation and amortization	2,533	2,289
Provision (recovery) for losses on accounts receivable	(104)	53
Net (gain) loss on sale of assets	(13)	4
Deferred income taxes	814	1,233
Other, net	2,923	2,320
Changes in current assets and liabilities,
excluding effects of acquisitions:
Accounts receivable	(13,531)	(12,420)
Inventory	(5,048)	(3,431)
Accounts payable	(10,474)	(4,709)
Accrued contract losses	(3,225)	(7,005)
Accrued restructuring costs	(80)	353
Advances on contracts	(3,542)	1,229
Changes in other current assets and liabilities	(9,620)	(4,389)
Income taxes payable	(696)	1,322
Cash provided by (used in) operating activities	(34,143)	(18,446)

Cash flows from investing activities:
Proceeds from sale of assets	24	162
Expenditures for property, plant & equipment	(1,715)	(1,098)
Acquisition of businesses, less cash acquired	(53)	(367)
Other, net	(178)	679
Cash provided by (used in) investing activities	(1,922)	(624)

Cash flows from financing activities:
Changes in notes payable	10,079	1,456
Changes in debt	28,561	19,741
Proceeds from exercise of employee stock plans	551	278
Dividends paid	(2,988)	(2,504)
Other	476	-
Cash provided by (used in) financing activities	36,679	18,971

Net increase (decrease) in cash and cash equivalents	614	(99)

Effect of exchange rate changes on cash and cash equivalents	97	(134)

Cash and cash equivalents at beginning of period	12,998	12,369

Cash and cash equivalents at end of period	$13,709	$12,136
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